Exhibit 99.2

ENTERPRISE PRICES $3 BILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES

Houston, Texas (October 3, 2018) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $3.00 billion aggregate principal amount of notes comprised of (i) $750 million principal amount of senior notes due February 1, 2022 (“Senior Notes VV”), (ii) $1.00 billion principal amount of senior notes due October 16, 2028 (“Senior Notes WW”), and (iii) $1.25 billion principal amount of senior notes due February 1, 2049 (“Senior Notes XX”).

We expect to use the net proceeds of this offering for (i) the repayment of debt, including the repayment of amounts outstanding under our commercial paper program, and (ii) for general company purposes, including for organic growth capital expenditures.

Senior Notes VV will be issued at 99.985% of their principal amount and will have a fixed-rate interest coupon of 3.50%. Senior Notes WW will be issued at 99.764% of their principal amount and will have a fixed-rate interest coupon of 4.15%. Senior Notes XX will be issued at 99.390% of their principal amount and will have a fixed-rate interest coupon of 4.80%. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis. Settlement of the offering is expected to occur on October 11, 2018.

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, and SMBC Nikko Securities America, Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented for the offering by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, EPO or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Citigroup Global Markets Inc. at 1 (800) 831-9146, Credit Suisse Securities (USA) LLC at 1 (800) 221-1037, RBC Capital Markets, LLC at 1 (866) 375-6829 or SMBC Nikko Securities America, Inc. at 1 (888) 868-6856.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership’s assets currently include approximately 49,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745

Rick Rainey, Media Relations (713) 381-3635

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